Exhibit 10.4

EXECUTION COPY

TRANSACTION BONUS AND NONCOMPETITION

AGREEMENT

This Transaction Bonus and Noncompetition Agreement (this “Agreement”), dated as of the 30th day of April, 2018, is by and between KLX Inc., a Delaware corporation (the “Company”), and Roger M. Franks (the “Executive”).

WHEREAS, the Executive is employed as the Company’s General Counsel, Vice President — Law and Human Resources pursuant to the terms and conditions of that certain Amended and Restated Employment Agreement, dated as of December 22, 2015 (the “Employment Agreement”); and

WHEREAS, in an effort to (i) reward the Executive for his efforts towards the success of the Company and the return to shareholders, (ii) incentivize the Executive to facilitate the successful and satisfactory consummation of the transactions contemplated under that certain Agreement and Plan of Merger, by and among the Company, The Boeing Company and Kelly Merger Sub, Inc., dated as of April 30, 2018 (the “Transaction”), and (iii) retain the Executive’s services as the Company’s General Counsel, Vice President — Law and Human Resources through the consummation of the Transaction, the Company wishes to enter into this Agreement and provide for the compensation specified herein to be paid to the Executive in connection with the consummation of the Transaction, subject to all of the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to the following:

1.                                      Transaction Bonus.

a)                                     Transaction Bonus. Subject to the conditions set forth in this Agreement, upon the consummation of the Transaction, the Executive shall receive a lump sum cash payment in an amount equal to $3,330,000 (the “Transaction Bonus”).

b)                                     Tax Withholding. Payment of the Transaction Bonus hereunder shall be subject to all applicable income and employment taxes and any other amounts that the Company is required by any applicable law to deduct and withhold therefrom.

c)                                      Other Benefits. The Transaction Bonus is a special incentive payment to the Executive and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

d)                                     Conditions.

i)                                         Continued Employment. Unless directed otherwise by the Company in writing, the Executive shall continue to perform the Executive’s regular and customary duties and responsibilities to the Company and its affiliates through the date of consummation of the

Transaction. In the event of the Executive’s termination of employment prior to the consummation of the Transaction, the Executive shall forfeit the Executive’s right to receive the Transaction Bonus hereunder.  Notwithstanding the foregoing, if the Executive’s employment is terminated prior to the consummation of the Transaction by the Company for any reason other than for “Cause”, by the Executive for “Good Reason”, or due to the Executive’s death or “Incapacity” (in each case, as such term is defined in the Employment Agreement), the Executive shall be entitled to receive the Transaction Bonus, subject to Section 1(d)(ii) of this Agreement.

ii)                                      Consummation of Transaction. In the event that the Transaction is abandoned or is otherwise not consummated for any reason on or prior to December 31, 2019, this Agreement and the Executive’s rights and obligations hereunder, including, without limitation, the Executive’s obligations under Section 2(a) of this Agreement, shall be null and void and without any further legal force or effect whatsoever.

e)                                      Code Section 280G. The Executive and the Company each agree that the “Accounting Firm” (within the meaning of Section 4(h)(vi)(A) of the Employment Agreement), for purposes of making all calculations and determinations with respect to Sections 280G and 4999 of the United States Internal Revenue Code of 1986, as amended, will be made by Golden Parachute Tax Solutions, LLC, or such other independent public accountant as may be selected by the Executive in the Executive’s sole discretion, whose determination will be conclusive and binding for all purposes upon the Executive and the Company.

2.                                      Noncompetition.

a)                                     Noncompetition. In consideration of the benefits hereunder, the Executive agrees that during the Executive’s employment with the Company and for a period of three (3) years thereafter in the event that the Executive’s employment is terminated in accordance with Section 4(f) of the Employment Agreement, the Executive will not engage in any employment, consulting, or other activity in any business directly competitive with the Company’s operations and services as of the date of the Executive’s termination of employment, without the Company’s written consent, which consent shall not be unreasonably withheld; provided, however, that nothing in this Section 2(a) shall preclude the Executive from serving as a director of any corporation or a partner or investor in a private equity firm.

b)                                     Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

c)                                      Equitable Relief and Other Remedies. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 2 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.  In the event of a material violation by the Executive of this Section 2, in addition to any remedies which may then be available under applicable law or any agreement between the Executive and the Company, any then outstanding equity awards granted to the Executive under any equity compensation plan of the Company or otherwise, whether vested or unvested, shall be subject to immediate forfeiture and cancellation by the Company without any consideration being paid therefor.

3.                                      Impact of Termination of Employment.  Upon the Executive’s termination of employment pursuant to Section 4(f) of the Employment Agreement, in addition to the payments described in Section 4(f) of the Employment Agreement, the Company shall provide the Executive with Company-paid customary and market outplacement services for a period of twelve (12) months or until the Executive obtains substantially comparable employment, whichever is shorter.

4.                                      General.

a)                                     Survival of Provisions. The obligations contained in this Agreement shall survive the termination of the Executive’s employment with the Company and shall be fully enforceable thereafter.

b)                                     No Right to Continued Employment. Nothing in this Agreement shall confer upon the Executive any right to continued employment with the Company or its affiliates or to interfere in any way with the right of the Company or its affiliates to terminate the Executive’s employment at any time.

c)                                      Code Section 409A Compliance. Although the Company does not guarantee the tax treatment of any payment hereunder, the intent of the parties is that payments under this Agreement be exempt from, or comply with, Section 409A of the Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

d)                                     Governing Law; Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida, without giving effect to the choice of law principles thereof. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Florida or the United States District Court for the Southern District of Florida and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Florida, the court of the United States of America for the Southern District of Florida, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Florida State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING

OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Florida. Each party shall be responsible for its own legal fees incurred in connection with any dispute hereunder.

e)                                      Severability. In the event that any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision never existed.

f)                                       Non-Assignment; Successors. This Agreement is personal to each of the parties hereto. Except as provided in this Section 4(f), no party may assign or delegate any rights or obligations hereunder without first obtaining the advanced written consent of the other parties hereto. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. The Company may assign this Agreement to a person or entity that is an affiliate of the Company or to any successor to all or substantially all of the business and/or assets of the Company, which assumes in writing, or by operation of law, the obligations of the Company hereunder.

g)                                      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

h)                                     No Obligation; Company Discretion. No provision of this Agreement shall be interpreted to impose an obligation on the Company to accept, agree to or otherwise consummate the Transaction. The decision to consummate the Transaction, and all terms and conditions of such transaction, including the amount, timing and form of consideration to be provided in connection therewith, shall be within the sole and absolute discretion of the Company.

i)                                         Entire Agreement; Amendment. Except as specifically contemplated herein, this Agreement constitutes the entire agreement by the Executive and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral. Notwithstanding the foregoing, except to the extent specifically contemplated herein, nothing herein is intended to supersede any employment agreement, or any incentive, equity, compensation or benefit arrangement between the Executive and the Company; provided, however, that to the extent that there is any conflict between any such agreement or arrangement and this Agreement, the terms of this Agreement shall control. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Roger M. Franks
Roger M. Franks

Transaction Bonus Agreement Signature Page

KLX INC.

By:	/s/ Thomas P. McCaffrey
Name:	Thomas P. McCaffrey
Title:	President and Chief Operating Officer

Transaction Bonus Agreement Signature Page